Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-145510, 333-119406 and 333-154774 ) and Form S-8 (Nos. 333-141805, 333-137777, 333-69441, 333-37276, 333-37278, 333-103433, 333-103435, 333-69445, 333-153843 and 333-160010) of Kulicke and Soffa Industries, Inc. of our report dated September 15, 2008, relating to our audit of the consolidated financial statements of Orthodyne Electronics Corporation as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, included in this Current Report on Form 8-K.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
Irvine, California
July 1, 2009